SPD-SMARTGLASS PROTECTS IMPORTANT WORKS OF ART
IN THE BROOKLYN MUSEUM
FROM THE HARMFUL EFFECTS OF LIGHT

Museum exhibit cases made with instantly dimmable SPD-SmartGlass protect precious artifacts from damage caused by light exposure. An SPD-Smart museum exhibit case will be featured at an upcoming art conservation event in May.

Woodbury, N.Y. – April 30, 2012. Research Frontiers Inc. (Nasdaq: REFR), the developer of patented SPD light-control technology, announced today that museum exhibit cases made with the Company’s instantly dimmable SPD-SmartGlass are being used in the Great Hall of the world-renown Brooklyn Museum as part of the museum’s newly opened “Connecting Cultures: A World in Brooklyn” exhibition.

The SPD-Smart museum exhibit cases are used specifically to minimize the damage from light exposure to the artifacts being exhibited. These artifacts include a 17th century map by French cartographer Nicolas Sanson and an Incan tunic that dates to as early as the 15th century. By pressing a button on the museum exhibit cases, visitors to the Great Hall can make the SPD-SmartGlass instantly clear, permitting a view of the artifact. After approximately sixty seconds, the SPD-SmartGlass automatically darkens, minimizing the artifact’s exposure to light and thus protecting it.

Light can cause cumulative and irreversible damage to artwork such as paintings, paper manuscripts and textiles. By offering a technology that is able to block UV and visible light and that instantly switches between its tinted and clear states, SPD-Smart museum exhibit cases enable conservators and curators to display precious works of art while minimizing the detrimental effects of UV and visible light. These cases can be equipped with a motion detector to automatically make the SPD-SmartGlass clear when someone approaches the artifact. In addition, SPD-Smart museum exhibit cases can incorporate LED lights that concurrently change from off to on and off again as the transparency of the SPD-SmartGlass switches.

The SPD-SmartGlass for the museum exhibit cases in the Brooklyn Museum’s “Connecting Cultures” exhibition was supplied by Research Frontiers licensee Innovative Glass Corporation. The cases were produced by The Small Corporation, a leading designer and manufacturer of archival museum exhibit cases and museum quality picture frames. More information about “Connecting Cultures” is available from the Brooklyn Museum’s website and from a recently published New York Times article.

From May 8-11, 2012 in Albuquerque, New Mexico, The Small Corporation will feature an SPD-Smart museum exhibit case in its booth (#205-207) at the 2012 Annual Meeting of the American Institute for Conservation of Historic and Artistic Works (AIC). This exhibit case is equipped with electronically dimmable SPD-SmartGlass, a motion detector to automatically make the SPD-SmartGlass transmissive as someone approaches, LED lighting and auto-darkening functionality. If you are unable to attend the AIC event, you can view a video demonstration or photo of the SPD-Smart museum exhibit case.

For SPD-Smart museum exhibit case product inquiries, or for more information about Research Frontiers and SPD-SmartGlass, please contact:

Gregory M. Sottile, Ph.D.
Director of Market Development
Research Frontiers Inc.
Info@SmartGlass.com
+1-516-364-1902

For further information about SPD-Smart light-control technology, Research Frontiers and its licensees, please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

About Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Having invested over $84 million to date to develop its technology, the Company has been granted 288 patents for its SPD technology and has pending patent applications that, if granted, would add approximately 250 additional patents. Research Frontiers has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.